Exhibit 4.1

THE TORONTO-DOMINION BANK

to

THE BANK OF NEW YORK MELLON

(formerly known as The Bank of New York), as Trustee

First Supplemental Indenture

Dated as of September 24, 2018

to

Indenture

Dated as of June 30, 2006

i

FIRST SUPPLEMENTAL INDENTURE, dated as of September 24, 2018 (this “First Supplemental Indenture”), between THE TORONTO-DOMINION BANK, a financial institution governed by the Bank Act (Canada) (the “Issuer”), and THE BANK OF NEW YORK MELLON, formerly known as THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”). All capitalized terms used in this First Supplemental Indenture and not otherwise defined herein have the meanings given such terms in the Base Indenture (as defined below).

RECITALS OF THE ISSUER

WHEREAS, the Issuer and the Trustee have entered into the Indenture, dated as of June 30, 2006 (the “Base Indenture” and, as hereby supplemented and amended, the “Indenture”) providing for the issuance from time to time of one or more series of the Issuer’s Securities;

WHEREAS, Section 8.01(g) of the Base Indenture provides that, without the consent of the Holders of any Securities at the time Outstanding, the Issuer and the Trustee may enter into a supplemental indenture to the Base Indenture to add to, change or eliminate any of the provisions of the Base Indenture in respect of one or more Series of Securities, provided that any such additions, changes or eliminations (A) shall neither (i) apply to any Security of any Series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding;

WHEREAS, in accordance with Section 8.01 of the Base Indenture, the Issuer wishes to amend and supplement the Base Indenture as provided herein; and

WHEREAS, the Issuer has requested and hereby requests that the Trustee execute and deliver this First Supplemental Indenture; and all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Securities, when executed by the Issuer and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Issuer, have been satisfied and complied with; and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the foregoing recitals and other valuable consideration, the receipt whereof is hereby acknowledged, the Issuer agrees with the Trustee, for the equal and proportionate benefit of the Holders of the Securities, as follows:

ARTICLE ONE

PROVISIONS OF GENERAL APPLICATION

Section 1.01    Relation to Base Indenture.

This First Supplemental Indenture is a supplement to the Base Indenture. As supplemented by this First Supplemental Indenture, the Base Indenture is in all respects ratified, approved and confirmed, and the Base Indenture and this First Supplemental Indenture shall together constitute one and the same instrument.

Section 1.02    Governing Law; Submission to Jurisdiction.

This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except that Section 13.01(a) of the Base Indenture, as set forth in Section 2.07 of this First Supplemental Indenture, shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. By its acquisition of an interest in any Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to actions, suits and proceedings arising out of or relating to the operation of the CDIC Act and the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the Indenture and the Bail-inable Security.

ARTICLE TWO

AMENDMENTS

Section 2.01    Applicability.

Except as otherwise may be provided pursuant to Section 2.03 of the Base Indenture with respect to any particular Security issued on or after September 23, 2018, Sections 2.02 through 2.09, inclusive, of this First Supplemental Indenture shall apply to Securities issued on or after September 23, 2018 and shall not apply to, or modify the rights of Holders or Beneficial Owners of, any Securities of any series created before September 23, 2018.

Section 2.02    Definition of Terms.

The following definitions shall be added to the applicable definitions set forth in Article I of the Base Indenture:

“Bail-inable Security” means a Security subject to Bail-in Conversion under the Bail-in Regime.

“Bail-in Conversion” means the conversion of Bail-inable Securities in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares in the capital of the Issuer or any of its affiliates under the Bail-in Regime.

“Bail-in Regime” means the provisions of, and regulations under, the Bank Act, the CDIC Act and certain other Canadian federal statutes pertaining to banks, providing for a bank recapitalization regime for banks designated by the Superintendent as domestic systemically important banks, including subsection 39.2(2.3) of the CDIC Act, the Bank Recapitalization (Bail-in) Conversion Regulations (Canada), the Bank Recapitalization (Bail-in) Issuance Regulations (Canada) and the Compensation Regulations (Canada), and in each case any successor statute or regulation thereto, as amended from time to time.

“Bank Act” means the Bank Act (Canada), and any successor statute thereto, in each case as amended from time to time.

“Beneficial Owner” means (i) with respect to Global Securities of a Series, the beneficial owners of the relevant Securities of such Series and (ii) with respect to the relevant definitive Securities of a Series, the Holders in whose names the relevant Securities of such Series are registered in the Security Register.

“CDIC Act” means Canada Deposit Insurance Corporation Act (Canada), and any successor statute thereto, in each case as amended from time to time.

“OSFI” means the Office of the Superintendent of Financial Institutions (Canada).

“Superintendent” means the Superintendent of Financial Institutions (Canada).

“TLAC” means Total Loss Absorbing Capacity within the meaning of the TLAC Guideline.

“TLAC Guideline” means OSFI’s Guideline on Total Loss Absorbing Capacity for Canadian Domestic Systemically Important Banks, and any successor guideline thereto, in each case as amended from time to time.

Section 2.03    Governing Law; Submission to Jurisdiction.

Article XII of the Base Indenture is hereby amended by amending and restating Section 12.09 in its entirety, which shall read as follows:

Section 12.09 Governing Law; Submission to Jurisdiction.

This Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, except that Section 13.01(a) shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. By its acquisition of an interest in any Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to actions, suits and proceedings arising out of or relating to the operation of the CDIC Act and the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the Indenture and the Bail-inable Security.

Section 2.04    Redemption and Repurchases; Defeasance and Covenant Defeasance.

(a)    Article XI of the Base Indenture is hereby amended by inserting a new Section 11.06, which shall read as follows:

Section 11.06. Redemption of Bail-inable Securities; Repurchases.

(a)    If the Issuer has delivered a notice of redemption pursuant to Section 11.02 with respect to Bail-inable Securities, but prior to the payment of the redemption price or redemption prices with respect to such redemption, such Bail-inable Securities are converted pursuant to a Bail-in Conversion, such redemption notice shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption price or redemption prices shall be due and payable.

(b)    Notwithstanding any other provision of this Indenture or the Bail-inable Securities, the Issuer may only redeem Bail-inable Securities of any Series prior to their Stated Maturity or repurchase Bail-inable Securities of any Series (and give notice thereof to the Holders of such Series of Bail-inable Securities in the case of redemption) if the Issuer has obtained the prior approval of the Superintendent, where the redemption or repurchase would result in the Issuer not meeting the TLAC requirements applicable to the Issuer pursuant to the TLAC Guideline.

(b)    Section 10.01 of the Base Indenture is hereby amended by inserting a new paragraph (ix), which shall read as follows:

(ix)    Notwithstanding any other provisions of this Indenture or the Bail-inable Securities, a full defeasance or Covenant Defeasance with respect to Bail-inable Securities of any series shall be subject to the prior approval of the Superintendent, where the full defeasance or Covenant Defeasance would result in the Issuer not meeting the TLAC requirements applicable to the Issuer pursuant to the TLAC Guideline.

(c)    For the avoidance of doubt, except as otherwise set forth in this Supplemental Indenture, the provisions of Article X and Article XI of the Base Indenture shall be applicable to any redemption or any defeasance or Covenant Defeasance, respectively, of Bail-inable Securities.

Section 2.05    Remedies of the Trustee and Securityholders on Event of Default.

(a)    Article V of the Base Indenture is hereby amended by amending and restating Section 5.01 in its entirety, which shall read as follows:

Section 5.01 Event of Default Defined; Acceleration of Maturity; Waiver of Default.

“Event of Default” with respect to Securities of any Series wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)    default in the payment of the principal of, or interest on, any Security of that Series and, in each case, such default continues for a period of 30 Business Days; or

(b)    if the Issuer shall become insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or any statute hereafter enacted in substitution therefor, as such act, or substituted act, may be amended from time to time, or go into liquidation, either voluntary or under an order of a court of competent jurisdiction, passes a resolution for the winding-up, liquidation or dissolution of the Issuer, is ordered wound-up or otherwise acknowledges its insolvency (provided that a resolution or order for winding-up the Issuer with a view to its consolidation, amalgamation or merger with another bank or the transfer of its assets as an entirety to such other bank, as provided in Article IX, shall not constitute an Event of Default if such last-mentioned bank shall, as a part of such consolidation, amalgamation, merger or transfer, and, within 90 days from the passing of the resolution or the date of the order for the winding-up or liquidation of the Issuer or within such further period of time as may be allowed by the Trustee, comply with the conditions to that end stated in Article IX); or

(c)    any other Event of Default provided in the applicable Board Resolution or in the supplemental indenture under which such Series of Securities is issued or in the form of Security for such Series, as the case may be;

For avoidance of doubt, a Bail-in Conversion shall not constitute a default or an Event of Default under this Section 5.01.

If an Event of Default described in clauses 5.01(a) or 5.01(c) (if the Event of Default under clause 5.01(c) is with respect to less than all Series of Securities then Outstanding) occurs and is continuing, then and in each and every such case, except for any Series of Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities of each such affected Series then Outstanding hereunder (voting as a single class) by notice in writing to the Issuer (and to the Trustee if given by Securityholders), may declare the entire principal (or such other amount as may be specified in the terms of such Securities) of all Securities of all such affected Series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration, the same shall become immediately due and payable. If an Event of Default described in clause 5.01(b) occurs and is continuing, then and in each and every such case, unless the principal of all the Securities shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all the Securities then Outstanding hereunder (treated as one class), by notice in writing to the Issuer (and to the Trustee if given by Securityholders), may declare the entire principal (or such other amount as may be specified in the terms thereof) of all the Securities then Outstanding, and interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

The foregoing provisions, however, are subject to the condition that if, at any time after the principal (or such other amount as may be specified in the terms thereof) of the Securities of any Series (or of all the Securities, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Issuer shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Securities of such Series (or of all the Securities, as the case may be) and the principal of any and all Securities of each such Series (or of all the Securities, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest or Yield to Maturity (in the case of Original Issue Discount Securities) specified in the Securities of each such Series (or at the respective rates of interest or Yields to Maturity of all the Securities, as the case may be) to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee and each predecessor Trustee, its agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as determined to have been caused by its own negligence or willful misconduct, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of Securities which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Holders of a majority in aggregate principal amount of all the Securities of each such Series, or of all the Securities, in each case voting as a single class, then Outstanding, by written notice to the Issuer and to the Trustee, may waive all defaults with respect to each such Series (or with respect to all the Securities, as the case may be) and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

For all purposes under this Indenture, if a portion of the principal of any Securities shall have been accelerated and declared due and payable pursuant to the provisions hereof, then, from and after such declaration, unless such declaration has been rescinded and annulled, the principal amount of such Securities shall be deemed, for all purposes hereunder, to be such portion of the principal thereof as shall be due and payable as a result of such acceleration, and payment of such portion of the principal thereof as shall be due and payable as a result of such acceleration, together with interest, if any, thereon and all other amounts owing thereunder, shall constitute payment in full of such Securities.

Notwithstanding the foregoing, Holders and Beneficial Owners of Bail-inable Securities of any Series shall not be entitled to exercise, or direct the exercise of, the rights in this Section 5.01 where the Governor in Council (Canada) has made an order pursuant to subsection 39.13(1) of the CDIC Act in respect of the Issuer.

Notwithstanding the exercise of any of the rights provided for in this Section 5.01, Bail-inable Securities with respect to which such rights have been exercised shall continue to be subject to Bail-in Conversion until repaid in full.

For purposes of this Article V only, and except as may otherwise be provided pursuant to Section 2.03 as to all or any particular Securities, with respect to Securities issued hereunder, the term “Series” shall be deemed to refer to Securities with identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.

(b)    Article V of the Base Indenture is hereby amended by inserting a new Section 5.13, which shall read as follows:

Section 5.13. Bail-inable Securities; No Set-Off and Netting Rights.

Notwithstanding any other provision of this Indenture or the Securities, Holders and Beneficial Owners of Bail-inable Securities shall not be entitled to exercise, or direct the exercise of, any set-off or netting rights with respect to such Bail-inable Securities.

Section 2.06    Amendment, Modification or Other Variance.

Article VIII of the Base Indenture is hereby amended by inserting a new Section 8.06, which shall read as follows:

Section 8.06. Bail-inable Securities; Amendment, Modification or Other Variance.

Where an amendment, modification or other variance that can be made pursuant to this Article VIII or any other provision of this Indenture would affect the recognition of Bail-inable Securities issued hereunder by the Superintendent as TLAC, that amendment, modification or variance shall require the prior approval of the Superintendent.

Section 2.07    Bail-in and Bail-in Acknowledgment.

The Base Indenture is hereby amended by inserting a new Article XIII, which shall read as follows:

ARTICLE XIII

CANADIAN BAIL-IN AND BAIL-IN ACKNOWLEDGMENT

Section 13.01. Bail-in Acknowledgement.

(a)    By its acquisition of an interest in any Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to (i) agree to be bound, in respect of that Bail-inable Security, by the CDIC Act, including the conversion of the Bail-inable Securities, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Issuer or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the Bail-inable Securities in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Bail-inable Securities; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in clauses (i) and (ii) above, are binding on that Holder or Beneficial Owner despite any provisions in this Indenture or the Bail-inable Securities, any other law that governs the Bail-inable Securities and any other agreement, arrangement or understanding between that Holder or Beneficial Owner and the Issuer with respect to the Bail-inable Securities.

(b)    Holders and Beneficial Owners of Bail-inable Securities shall have no further rights in respect of their Bail-inable Securities to the extent those Bail-inable Securities are converted in a Bail-in Conversion, other than those provided under the Bail-in Regime, and by its acquisition of an interest in any Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to irrevocably consent to the converted portion of the principal amount of that Bail-inable Security and any accrued and unpaid interest thereon being deemed paid in full by the issuance of common shares of the Issuer (or, if applicable, any of its affiliates) upon the occurrence of a Bail-in Conversion, which Bail-in Conversion shall occur without any further action on the part of that Holder or Beneficial Owner or the Trustee; provided that, for the avoidance of doubt, this consent shall not limit or otherwise affect any rights of that Holder or Beneficial Owner provided for under the Bail-in Regime.

(c)    By its acquisition of an interest in a Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to acknowledge and agree:

(1)    that the Bail-in Conversion shall not give rise to a default or Event of Default for purposes of Section 315(b) (Notice of Defaults) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(2)    to the extent permitted by the Trust Indenture Act, that such Holder or Beneficial Owner waives any and all claims, in law and/or in equity, against the Trustee, for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the Bail-in Regime; and

(3)    upon a Bail-in Conversion or other action pursuant to the Bail-in Regime with respect to Bail-inable Securities, (i) the Trustee shall not be required to take any further directions from Holders of such Bail-inable Securities under Section 5.09; and (ii) the Indenture shall not impose any duties upon the Trustee whatsoever with respect to a Bail-in Conversion or such other action pursuant to the Bail-in Regime.

(d)    By its acquisition of an interest in a Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to have authorized, directed and requested the Depositary and any direct participant in the Depositary or other intermediary through which it holds such Bail-inable Security to take any and all necessary action, if required, to implement the Bail-in Conversion or other action pursuant to the Bail-in Regime with respect to the Bail-inable Security as may be imposed on it, without any further action or direction on the part of that Holder or Beneficial Owner, the Trustee or the Paying Agent. Notwithstanding the foregoing, if, following the completion of a Bail-in Conversion, some or all of the relevant Bail-inable Securities remain Outstanding, then the Trustee’s duties under this Indenture shall remain applicable with respect to those Bail-inable Securities following such completion; provided, however, that notwithstanding the Bail-in Conversion, there shall at all times be a Trustee for the Bail-inable Securities in accordance with this Indenture, and the resignation and/or removal of the Trustee, the appointment of a successor trustee and the rights of the Trustee or any successor trustee shall continue to be governed by this Indenture, including to the extent no supplemental indenture or amendment to this Indenture is agreed upon in the event the relevant Bail-inable Securities remain Outstanding following the completion of the Bail-in Conversion.

(e)    Upon a Bail-in Conversion, the Issuer shall provide a written notice to the Depositary and the Holders of Bail-inable Securities through the Depositary as soon as practicable regarding such Bail-in Conversion. The Issuer shall also deliver a copy of such notice to the Trustee for information purposes.

(f)    The Issuer’s obligations to indemnify the Trustee in accordance with Section 6.06 shall survive, with respect to any Bail-inable Security and any Bail-in Conversion with respect to such Bail-inable Security, but shall be subject to Section 13.02 below.

Section 13.02. Parties’ Acknowledgement with Respect to Treatment of Bail-inable Securities.

Notwithstanding and to the exclusion of any other term of this Indenture, any indenture supplemental hereto or any other agreements, arrangements, or understanding between the parties, the Trustee acknowledges and accepts that each Bail-inable Security under this Indenture or any indenture supplemental hereto shall be subject to the Bail-in Regime.

Section 2.08    Subsequent Holders’ Agreement.

The Base Indenture is hereby amended by inserting a new Article XIV, which shall read as follows:

ARTICLE XIV

SUBSEQUENT HOLDERS’ AGREEMENT

Each Holder or Beneficial Owner of a Bail-inable Security that acquires an interest in the Bail-inable Security in the secondary market and any successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of any Holder or Beneficial Owner shall be deemed to acknowledge, accept, agree to be bound by and consent to the same provisions specified herein to the same extent as the Holders or Beneficial Owners that acquire an interest in the Bail-inable Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Bail-inable Securities related to the Bail-in Regime.

Section 2.09    Terms of the Series; Re-opening Securities.

Section 2.03 of the Base Indenture is hereby amended by amending and restating the last paragraph thereof in its entirety, which shall read as follows:

All Securities of any one Series and Coupons, if any, appertaining thereto, shall be substantially identical, except in the case of Registered Securities as to denomination and except as may otherwise be provided by or pursuant to the Board Resolution or Officer’s Certificate referred to above or as set forth in any such indenture supplemental hereto. All Securities of any one Series need not be issued at the same time and may be issued from time to time, consistent with the terms of this Indenture, if so provided by or pursuant to such Board Resolution, such Officer’s Certificate or in any such indenture supplemental hereto. All Securities of one Series need not be issued at one time, and unless otherwise provided, a series may be reopened for issuances of additional Securities of such series; provided, however, that no previous issue of a Series of Securities that are not subject to a Bail-in Conversion shall be re-opened where such re-opening would have the effect of making such Securities of such Series subject to a Bail-in Conversion.

ARTICLE THREE

MISCELLANEOUS

Section 3.01    Successors and Assigns of Issuer Bound by Indenture.

All the covenants, stipulations, promises and agreements in this First Supplemental Indenture made by or on behalf of the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 3.02    Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.03    Effect of Headings.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 3.04    Concerning the Trustee.

The Trustee shall not be responsible in any matter whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

THE TORONTO-DOMINION BANK

By:	/s/ Brooke Hales
Name: Brooke Hales Title: Associate Vice President, Funding, Treasury and Balance Sheet Management

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Teresa Wyszomierski
Name: Teresa Wyszomierski Title: Vice President

[Signature Page to First Supplemental Indenture]